State of Delaware
Secretary of State
Division of Corporations
Delivered 10:39 AM 05/29/2024
FILED 10:39 AM 05/29/2024
SR 20242553689 - File Number 2708341

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SIGNATURE HOLDINGS CORPORATION

Pursuant to the provisions of the General Corporation Law of the State of Delaware, the undersigned directors of Signature Holdings Corporation, originally incorporated on the 24th day of January 1997, under the name of Reverse Merger, Inc. do hereby adopt the following Amended and Restated Certificate of Incorporation:

FIRST: The name of this Corporation is 'Signature Holdings Corporation'

SECOND: It's registered office in the State of Delaware is to be located at 16192 Coastal Highway, Lewes DE, 19958. County of Lewes. The registered agent in charge thereof is Harvard Business Services, Inc.

THIRD: The nature of the business and, the objects and purposed proposed to be transacted, promoted and carried on, are to do any or all things herein mentioned as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation is authorized to issue capital stock to the extent of 10,000,000 shares of common stock with a par value of $.001 per share.

FIFTH: The directors shall have the power to make alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the corporation.

With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the directors shall have the authority to dispose, in any manner, of the whole property of this corporation.

The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them shall be open to the inspection of the stockholder; and no stockholder shall have any right of inspecting any account, or book or document of this corporation, except as conferred by the law of the By-Laws, or by resolution of the stockholders.

The stockholders and directors shall have the power to hold their meetings and keep books, documents and papers of the Corporation outside the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

SIXTH: Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve

intentional misconduct or a knowing violation of law; (3)liability for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

I, the Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 25th day of May, A.D. 20 24.

Gregory Aurre III, President